SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.

For period ending 07/31/06
File number 811-5686
Series No.: 7

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A                          $  12,080
         2.   Dividends for a second class of open-end company shares
             (000's Omitted)
              Class B                          $   1,754
              Class C                          $     657
              Investor Class                   $   6,980

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
Class A                                          000.3557
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                            000.2957
              Class C                            000.2957
              Investor Class                     000.3670

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                              40,640
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                               5,044
              Class C                               2,241
              Investor Class                       18,516

74V.     1.   Net asset value per share (to nearest cent)
                    Class A                    $     7.99
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                          $     8.00
              Class C                          $     7.98
              Investor Class                   $     7.99